EXHIBIT 3
AGREEMENT
     Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree that only one statement containing the information required by Schedule 13D need be filed with respect to the ownership by each of the undersigned of shares of Common Stock of Visicu, Inc.
     EXECUTED this 27th day of December, 2007.
STERLING VENTURE PARTNERS, L.P.
By:   STERLING VENTURE PARTNERS, LLC
         General Partner

By:	*
Michael Bronfein
Managing Member

STERLING VENTURE PARTNERS, LLC

By:	*
Michael Bronfein
Managing Member

* Michael Bronfein

* Eric Becker

* Daniel Rosenberg

*/s/ Jeffrey Schechter

Jeffrey Schechter As attorney-in-fact
This Agreement was executed by Jeffrey Schechter pursuant to a Power of Attorney which is being filed with the Securities and Exchange Commission with this Schedule 13D filing for Visicu, Inc. and said Power of Attorney is incorporated herein by reference and a copy of which is attached as Exhibit 4.